Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Twist Bioscience Corporation of our report dated February 8, 2018, except for the effects of the change in the manner in which the Company accounts for revenue from contracts with customers as discussed in Note 2 to the consolidated financial statements, as to which the date is September 11, 2018, and except for the effects of the reverse stock split as discussed in Note 2 to the consolidated financial statements, as to which the date is October 17, 2018, relating to the financial statements, which appears in Twist Bioscience Corporation’s Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-227672).

/s/ PricewaterhouseCoopers LLP

San Jose, California

November 26, 2018